EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  March 7, 2000

Andover.Net, Inc.
50 Nagog Park
Acton, MA  01720

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Andover.Net, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about March 7, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 2,705,678 shares of the Company's Common Stock reserved for issuance under the 1999 Stock Option Plan and 1995 Stock Plan (the "Plans"). As the Company's legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the foregoing shares under the Plans, (collectively, the "Shares").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable, and no personal liability will attach thereto.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                Very truly yours,

                                /s/ Hutchins, Wheeler & Dittmar

                                HUTCHINS, WHEELER & DITTMAR,
                                A Professional Corporation